AGREEMENT TO CONSOLIDATE, AMEND
                             AND SATISFY OBLIGATIONS

         This Agreement to Consolidate, Amend and Satisfy Obligations (this "Agreement") is entered into effective September 15, 2003, between Christenson Technology Services, Inc. ("Maker"), Christenson Electric, Inc. ("Holder") and Microfield Group, Inc. ("Microfield").

                                    RECITALS

         A. Maker has executed a promissory note evidencing an obligation owed to Holder on June 1, 2003 in the amount of $1,500,000 (the "Note").

         B. Maker and Holder are parties to an Inventory Transfer Agreement dated August 1, 2002, wherein Maker agreed to pay $265,189.42 for certain inventory to Holder (the "Transfer Agreement").

         C. Maker and Holder wish to amend and restate the obligations due from Maker to Holder and revise the payment schedule as more particularly described below.

         D. Maker is negotiating the terms of an Agreement and Plan of Merger with Microfield and CTS Acquisition Co. ("Merger Agreement"), wherein CTS Acquisition Co. will merge with and into Maker and Microfield will become the sole shareholder of Maker.

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties to this Agreement agree as follows:

                                    AGREEMENT

         1. PRINCIPAL AND INTEREST. As of the date hereof, Maker owes Holder under the terms of both the Note and the Transfer Agreement the total principal amount of One Million Seven Hundred Sixty-five Thousand Dollars ($1,765,000).

         2. PAYMENT AND CANCELLATION. Holder hereby agrees to convert $365,000 of the amount set forth in Section 1 to 869,048 shares of Series 2 Preferred Common Stock of Microfield Group, Inc. Holder agrees that upon issuance of the 869,048 shares of Series 2 Preferred Stock of Microfield Group, Inc. to Holder all obligations as to $365,000 of the amount set forth in Section 1 will be fully paid and satisfied.

         3. PROMISSORY NOTE. Maker and Holder agree that Maker shall execute a Subordinated Amended and Restated Promissory Note in the remaining amount due of $1,400,000 ("Note"). The Note shall have the following payment terms:

                  3.1      The note will be amortized over a five year period.

                  3.2 Interest will accrue on the unpaid principal balance at twelve percent (12%) per annum beginning November 15, 2003.





1 - AGREEMENT TO CONSOLIDATE, AMEND AND SATISFY OBLIGATIONS
PDX/112816/141153/DLH/1395247.1

                  3.3 Monthly payments of principal and accrued interest will begin on November 15, 2003 with each subsequent payment due on the same day of each month thereafter.

                  3.4 Any portion of the principal balance may be prepaid at any time without penalty.

                  3.5 The entire balance of principal and accrued but unpaid interest will be due on October 15, 2006.

         4. NOTE CONVERSION. As of November 15, 2003, Microfield, which shall become the sole shareholder of Maker as of the Effective Time, as defined in the Merger Agreement, shall have the option to convert the remaining balance, including principal and any accrued interest, of the Note to Series 2 Preferred Stock of Microfield ("Preferred Stock"). In determining the amount of Preferred Stock necessary to satisfy this obligation the balance due shall be divided by $0.42 to equal the number of shares of Preferred Stock necessary to fully satisfy the entire balance due pursuant to the terms of the Note. Holder agrees to accept as payment in full of the Note the number of shares equal to the entire balance due under the Note divided by $0.42. For example if no prepayment is made the total number of shares of Preferred Stock necessary to pay the outstanding balance due as of November 15, 2003, is 3,333,333. Microfield Group, Inc. shall exercise such option by providing Holder notice of Microfield's election to convert the outstanding amount due under the Note to Preferred Stock.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CHRISTENSON ELECTRIC, INC.                CHRISTENSON TECHNOLOGY
                                          SERVICES, INC.



By:    /s/ ROBERT JESENIK                 By:    /s/ ROBERT JESENIK
   -----------------------------------       ----------------------------------
       Robert Jesenik, President                 Robert Jesenik, President



MICROFIELD GROUP, INC.



By:    /s/ STEVEN M. WRIGHT
   -----------------------------------
       Steven M. Wright, President










1 - AGREEMENT TO CONSOLIDATE, AMEND AND SATISFY OBLIGATIONS
PDX/112816/141153/DLH/1395247.1